SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            Bell Microproducts, Inc.
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)      Amount previously paid:

        (2)      Form, Schedule or Registration Statement No.:

        (3)      Filing party:

        (4)      Date filed:

                            BELL MICROPRODUCTS INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 13, 1999




TO THE SHAREHOLDERS OF BELL MICROPRODUCTS INC.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bell Microproducts Inc., a California corporation (the "Company"), will be held on Thursday, May 13, 1999, at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131 for the following purposes:


       1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

       2. To   ratify   the   appointment   of   PricewaterhouseCoopers  LLP  as
   independent auditors for the Company for the fiscal year ending December 31, 1999.

       3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.


                                          By Order of the Board of Directors

                                          /s/ Remo E. Canessa


                                          Remo E. Canessa
                                          Chief Financial Officer


San Jose, California
April 15, 1999




================================================================================
                            YOUR VOTE IS IMPORTANT
   All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.
================================================================================

                            BELL MICROPRODUCTS INC.
                             1941 Ringwood Avenue
                          San Jose, California 95131

                               ----------------

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING



General

     The enclosed proxy is solicited on behalf of the Board of Directors of Bell Microproducts Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Thursday, May 13, 1999, at 1:00 p.m., local time (the "Annual Meeting"), and at any and all continuations or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, 1941 Ringwood
Avenue,  San  Jose,  California  95131.  The telephone number at this address is
(408) 451-9400.

     These proxy solicitation materials were first mailed on or about April 15, 1999 to all shareholders entitled to vote at the Annual Meeting.

Deadline for Receipt of Shareholder Proposals

     Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1999, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Record Date and Share Ownership

     Only shareholders of record at the close of business on March 26, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The Company has one class of Common Stock outstanding, $0.01 par value. As of the Record Date, the Company had outstanding 8,935,340 shares of Common Stock. For information regarding share ownership of officers, directors and holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Revocability of Proxies

     Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company at the Company's principal executive office, 1941 Ringwood Avenue, San Jose, California 95131, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

     Each shareholder voting for the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote, or distribute the shareholder's votes under the same principle among as many candidates as the shareholder chooses, provided that votes may not be cast for more than six (6) candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting, and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

     The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees, without receiving any additional compensation, may solicit proxies personally or by telephone, telegraph or facsimile copy.

Quorum; Votes Cast; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (the "Quorum"). Shares that are voted "For" or "Against" a matter are treated as being present at the meeting for purposes of establishing a Quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of a stock option plan, the Company believes that abstentions should be counted for purposes of determining both
(i) the presence or absence of a Quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a Quorum, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal.

Security Ownership of Certain Beneficial Owners and Management


     The   following   table   sets  forth  certain  information  regarding  the
beneficial  ownership of the Company's Common Stock as of the Record Date by (i)
each  shareholder  known by the Company to be a beneficial owner of more than 5%
of  the  Company's  Common  Stock;  (ii)  each director; (iii) each of the Named
Executive  Officers;  and  (iv)  all current executive officers and directors of the  Company  as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices.


                                                                              Beneficial Ownership
                                                                           --------------------------
                         Beneficial Ownership                              Shares(#)     Percent(1)
------------------------------------------------------------------------   -----------   ------------

Bowman Capital Management, L.L.C.(2)   .................................   1,246,000         13.9%
1875 Grant St., Suite 600
San Mateo, CA 94402

W. Donald Bell(3) ......................................................     769,348          8.6%

Advisory Research, Inc.(4) .............................................     542,725          6.1%
180 N. Stetson Street, Ste. 5870
Two Prudential Plaza
Chicago, IL 60601

Dimensional Fund Advisors(5)  ..........................................     463,100          5.2%
1299 Ocean Ave., 11th Floor
Santa Monica, CA 90401

Eugene B. Chaiken(6)    ................................................     356,000          3.8%

Philip M. Roussey(7)    ................................................     231,860          2.6%

Edward L. Gelbach(8)    ................................................      93,439             *

Gordon A. Campbell(9)   ................................................      84,963             *

Glenn E. Penisten(10)   ................................................      30,000             *

Ronald H. Mabry(11)  ...................................................      26,000             *

Bruce M. Jaffe(12)   ...................................................      19,226             *

Brian J. Clark(13)   ...................................................      17,808             *

James E. Ousley(14)  ...................................................       5,000             *

All directors and executive officers as a group (13 persons)(15)  ......   1,600,805         16.8%


                                       3


------------
   * Represents less than 1% of the outstanding shares of Common Stock.

 (1) Based on 8,935,340 shares of Common Stock outstanding on the Record Date.

 (2) Represents shares held as disclosed on Schedule 13G/A filed on February 9, 1999. Bowman Capital Management, L.L.C. shares voting and dispositive power with respect to 1,246,000 shares with Lawrence A. Bowman, the manager and principal member of Bowman Capital Management L.L.C. and shares voting and dispositive power with respect to 795,000 shares with Spinnaker Technology Fund, L.P. and shares voting and dispositive power with respect to 451,000 shares with Spinnaker Offshore Founders Fund, Limited.

 (3) Represents 769,348 shares held by W. Donald Bell and Lynne F. Bell, Trustees of the Bell Family Trust U/D/T dated April 26, 1991, and excludes 40,000 shares held by Mr. Bell's children. Also includes 35,000 shares subject to stock options exercisable within 60 days after the Record Date.

 (4) Represents shares held as disclosed on Schedule 13G filed on February 16, 1999. Advisory Research, Inc. holds shared voting and dispositive power with respect to 542,725 shares with David B. Heller, President and controlling shareholder of Advisory Research, Inc.

 (5) Represents shares held as disclosed on Schedule 13G filed on February 11, 1999. Dimensional Fund Advisors reported sole voting and dispositive power over 463,100 shares.

 (6) Includes 350,000 shares subject to warrants exercisable within 60 days after the Record Date held by Almo Corporation. Mr. Chaiken is President, Chief Executive Officer, Chairman of the Board and majority stockholder of Almo Corporation. Mr. Chaiken disclaims beneficial ownership of such
     shares   except   to   the  extent  of  any  individual  interest  in  Almo
     Corporation.

 (7) Includes  231,860  shares  held  by Philip M. Roussey and Mounawar Roussey,
     Trustees of the Roussey Family Trust U/D/T dated November 8, 1991. Also includes 35,000 shares subject to stock options exercisable within 60 days after the Record Date.

 (8) Includes 30,000 shares subject to stock options exercisable within 60 days after the Record Date.

 (9) Includes 30,000 shares subject to stock options exercisable within 60 days after the Record Date.

(10) Includes 30,000 shares subject to stock options exercisable within 60 days after the Record Date.

(11) Includes 26,000 shares subject to stock options exercisable within 60 days after the Record Date.

(12) Includes 14,000 shares subject to stock options exercisable within 60 days after the Record Date.

(13) Includes 16,250 shares subject to stock options exercisable within 60 days after the Record Date.

(14) Includes 5,000 shares subject to stock options exercisable within 60 days after the Record Date.

(15) Includes footnotes 3 and 6-14.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS


     A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES
LISTED BELOW.

Nominees for Director

     The names of the nominees, each of whom is currently a director of the Company, and certain information about them is set forth below, including information furnished by them as to their principal occupation for the last five years, certain other directorships held by them and their ages as of the Record Date:


             Name              Age        Position(s) with the Company        Director Since
------------------------------ -----   ------------------------------------   ----------------
W. Donald Bell ...............  61     President, Chief Executive Officer          1987
                                       and Chairman of the Board
Gordon A. Campbell(1)   ......  54     Director                                    1988
Glenn E. Penisten(2) .........  67     Director                                    1988
Edward L. Gelbach(1) .........  67     Director                                    1993
James E. Ousley(2)   .........  53     Director                                    1998
Eugene B. Chaiken(2) .........  58     Director                                    1998

------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.


     W. Donald Bell has been President, Chief Executive Officer and Chairman of the Board of the Company since its inception in 1987. Mr. Bell has over 30 years of experience in the electronics industry. Mr. Bell was formerly the President of Ducommun, Inc. and its subsidiary, Kierulff Electronics, Inc. as well as Electronic Arrays, Inc. He has also held senior management positions at Texas Instruments Incorporated, American Microsystems, Inc. and other electronics companies.

     Gordon A. Campbell has served on the Company's Board of Directors since May 1988. Mr. Campbell has served as the Chairman of the Board of Directors of 3Dfx Interactive, Inc. ("3Dfx") since August 1994 when he co-founded 3Dfx. Mr. Campbell also served as President and Chief Executive Officer of 3Dfx from January 1995 to December 1996. In September 1993, Mr. Campbell founded Techfarm, Inc., a venture capital investment firm, and currently serves as
President. In 1985, Mr. Campbell founded Chips and Technologies, Inc. ("CHIPS"), a semiconductor and related device company, and served as Chairman, Chief Executive Officer and President of CHIPS until September 1993. Mr. Campbell currently serves as a director of 3Com Corporation. He is also a director of several private companies.

     Glenn E. Penisten has served on the Company's Board of Directors since May 1988. Mr. Penisten is a General Partner of Alpha Venture Partners III, a venture capital fund. Mr. Penisten is a director of IKOS Systems, Inc., a manufacturer of ASIC simulation equipment, Superconductor Technologies, Inc., a developer of products utilizing superconductivity materials, Pinnacle Systems, Inc., a designer and manufacturer of special effects video equipment, and Network Peripherals, Inc., a networking products manufacturing company.

     Edward L. Gelbach has served on the Company's Board of Directors since March 1993. From 1971 to 1988, Mr. Gelbach was Senior Vice President and a director of Intel, and since 1989 has been a self-employed investor. Mr. Gelbach is also a director of Etec Systems, Inc., a manufacturer of pattern generation equipment.

     James E. Ousley has served on the Company's Board of Directors since February 1998. He has been President and Chief Executive Officer of Control Data Corporation ("CDC") since the spin-off of CDC from Ceridian Corporation ("Ceridian") effective July 31, 1992. Mr. Ousley was President of Ceridian's Computer Products business since 1989 and was Executive Vice President of Ceridian from February 1990 until the spin-off of the Company. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian's Computer Products business and prior thereto he held various positions with Ceridian. Mr. Ousley is also a director Activcard S.A., (EASDAQ as ACTV), an internet security software company, and Datalink Systems Corporation, a data storage integration company.

     Eugene  B.  Chaiken  has  served  on the Company's Board of Directors since
November 1998. Since 1973, Mr. Chaiken has served as the Chairman, President and Chief Executive Officer of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

Vote Required

     The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. No shareholder may vote for more than six (6) persons for director.

Board Meetings and Committees

     During the fiscal year ended December 31, 1998, the Board of Directors held a total of four (4) meetings.

     The Audit Committee, which consisted of Glenn E. Penisten, Eugene B. Chaiken and James E. Ousley in fiscal 1998, was established to review, in consultation with the independent accountants, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee also recommends the engagement of the Company's independent accountants and reviews other matters relating to the relationship of the Company with its accountants. The Audit Committee met once during fiscal year 1998.

     The Compensation Committee, which consisted of Gordon A. Campbell and Edward L. Gelbach in fiscal 1998, was established to review and act on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee met twice during fiscal year 1998.

     The Board of Directors currently has no nominating committee or a committee performing a similar function.

     Each of the incumbent directors attended at least 83% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

Compensation of Directors

     During fiscal 1998, each of the directors was paid an annual fee of $8,000, payable quarterly, a fee of $4,000 per board meeting attended in person, $2,000 per committee meeting attended in person, and $1,000 per board or committee meeting attended by telephone, and was reimbursed for expenses incurred in attending Board meetings and committee meetings. In fiscal year 1999, each director will be paid an annual fee of $8,000, payable quarterly. In fiscal 1999, each director will be paid $4,000 for each regular Board meeting attended in person, each committee member in attendance at a regular committee meeting will be paid $2,000 for participation in person and each director or committee member in attendance at a board or committee meeting held by telephone will be paid $1,000.

1993 Director Option Plan

     During fiscal 1998, directors received stock options granted pursuant to the 1993 Director Option Plan ("1993 Plan"), which was terminated in February 1998. Outstanding options under the 1993 Plan will continue to be governed pursuant to the 1993 Plan. Pursuant to the 1993 Plan, non-employee directors received an automatic and non-discretionary options grant.

     Under the 1993 Plan, options to purchase 5,000 shares were automatically granted to Directors Glenn E. Penisten, Gordon A. Campbell, Edward L. Gelbach and former director Jon H. Beedle in March 1996, which options have a per share exercise price of $7.00 and became fully vested and exercisable on March 15, 1997. In March 1997 options to purchase 5,000 shares were automatically granted to Directors Glenn E. Penisten, Gordon A. Campbell, Edward L. Gelbach and former director Jon H. Beedle, which options have a per share exercise price of $12.625 and will become fully vested and exercisable on March 15, 1998, except that Mr. Beedle's options terminated upon his resignation. Under the 1993 Director Option Plan, on February 12, 1998, New Director James E. Ousley was granted an option to purchase 15,000 shares of the Company's Common Stock which option has a per share exercise price of $7.50 and vested as to 33% or 5,000 shares on February 12, 1999.

1998 Stock Plan

     During fiscal 1998, all outside directors received an automatic and non-discretionary stock options grant pursuant to the 1998 Stock Plan (the "Stock Plan). Each non-employee director who previously received options pursuant to the 1993 Plan (the "Returning Directors") received an automatic and non-discretionary option to purchase 5,000 shares of the Company's Common Stock, which option becomes fully vested and exercisable on May 21, 1999, based on continued service as a director. Each non-employee director who was first elected to the Board of Directors following the adoption of the Stock Plan (the "New Directors") was automatically granted an option to purchase 15,000 shares of Common Stock, which option becomes fully vested and exercisable as to one-third of the shares on the first, second, and third anniversaries, respectively, of such New Director's election to the Board of Directors, based on continued service as a director. Provided that shares are then available under the Stock Plan, on the date of the Annual Meeting, and each year thereafter so long as a non-employee director continues to serve as a director, each non-employee director will automatically receive a nonstatutory option to purchase an additional 5,000 shares of the Company's Common Stock, which option will vest 100% one year from the date of grant. The exercise price of each option granted under the Stock Plan must be equal to 100% of the fair market value of the Common Stock on the date of grant unless such director is a 10% stockholder in which case each option granted must be equal to 110% of the fair market value of the Common Stock on the date of grant.

     If a non-employee director ceases to be a director, other than upon the non-employee director's death or disability, the non-employee director may exercise his or her option within such period of time as is specified in the option agreement, which generally allows exercise of the option within thirty
(30)  days  to  the  extent that the option is vested on the date of termination
(but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option shall remain exercisable for three (3) months following the non-employee director's termination. If, on the date of termination, the non-employee director is not vested as to his or her entire option, the shares covered by the unvested portion of the option shall revert to the Stock Plan. If, after termination, the non-employee director does not exercise his or her option within the time specified by the Administrator, the option shall terminate, and the shares covered by such option shall revert to the Stock Plan.

     Under the terms of the Stock Plan, on May 21, 1998, Returning Directors Penisten, Campbell and Gelbach each automatically received options to purchase 5,000 shares of the Company's Common Stock which options have a per share exercise price of $7.875, the fair market value on the date of grant, and will become fully vested and exercisable as to one-third of the shares on May 21, 1999. Pursuant to the terms of the Stock Plan, on November 27, 1998, New Director Eugene B. Chaiken automatically received options to purchase 15,000 shares of the Company's Common Stock which options have a per share exercise price of $8.813, and will become fully vested and exercisable as to one-third of the shares on November 27, 1999, 2000 and 2001, respectively.

                                  PROPOSAL 2
            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1988. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

     A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

     The Board of Directors recommends that stockholders vote "FOR" the ratification of appointment of independent accountants.



                      ADDITIONAL INFORMATION RELATING TO
                      DIRECTORS & OFFICERS OF THE COMPANY


Certain Transactions

     Glenn E. Penisten, a director of the Company, is a director of Pinnacle Systems, Inc. ("Pinnacle"). In March 1994, the Company entered into a manufacturing agreement with Pinnacle providing for the performance by the Company's manufacturing division of value-added turnkey services for Pinnacle. The agreement was entered in the ordinary course of business and the Company believes that it has terms no less favorable than reasonably could be expected to be obtained from unaffiliated parties. The agreement term is automatically renewed for successive one year periods unless terminated by either party on ninety days' prior written notice. The Company sold approximately $9,590,000 of services to Pinnacle during 1998 and purchased approximately $1,564,000 of inventory from Pinnacle in 1998.

     In May 1998, the Company entered into a manufacturing agreement with Network Peripherals Inc. ("NPI") providing for the performance by the Company's manufacturing division of value-added turnkey services for NPI. Sales to NPI totaled approximately $8,241,000 for 1998. The Company has purchased inventory totaling approximately $546,000 and inventory on hand, purchased under contract with NPI, totaled $737,000 at December 31, 1998. Glen E. Penisten, a director of the Company, is a director of NPI. The agreement was entered into in the ordinary course of business and the Company believes that it has terms no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     In November 1998, the Company acquired the assets of the Computer Products Division of Almo Corporation for approximately $20.6 million and five-year warrants to purchase 350,000 shares of Common Stock of the Company at an exercise price of $12 per share. Eugene B. Chaiken, a director of the Company, is President, Chief Executive Officer, Chairman of the Board and majority stockholder of Almo Corporation. The purchase price of the assets of the Computer Products Division of Almo Corporation was negotiated on an arms-length basis and the Board of Directors of the Company (of which Mr. Chaiken was not a member at the time) approved the purchase price. Upon consummation of the transaction, Mr. Chaiken became a member of the Board of Directors of the Company.

     The Company has entered into a three-year Employment Agreement with W. Donald Bell, its Chairman, President and Chief Executive Officer effective December 10, 1996. The Employment Agreement provides for a minimum base salary of $375,000 per year, participation in all Company annual incentive compensation plans, including the Management Incentive Program, a lump-sum cash incentive payment (the "EPS Enhancement Incentive") based on the Company's annual net earnings per share, payment of premiums for long-term disability insurance, reimbursement for ordinary and necessary travel and  other  out-of-pocket  expenses, and participation in other employee benefit plans and programs. In the event that Mr. Bell's employment is terminated by the Company without cause or in the event of Mr. Bell's involuntary termination, Mr. Bell shall be entitled to receive his salary and benefits through at least the expiration of the initial term of employment, cash payments based on the EPS Enhancement Incentive that Mr. Bell may have earned during the initial term of employment, and full acceleration of unvested stock options and restricted stock awards, subject to certain restrictions. In addition, the Employment Agreement provides for a two-year covenant not to compete with the Company.

     The Company has entered into Management Retention Agreements with W. Donald Bell, Bruce M. Jaffe, Philip M. Roussey, Ronald H. Mabry and Robert J. Sturgeon. The Management Retention Agreements have three-year terms, subject to extension in the event there has been a change of control. The Management Retention Agreements provide that in the event the employee's employment terminates within 12 months following a change of control, then the employee is entitled to receive the following severance benefits. If the employee is involuntarily terminated other than for cause, then the employee will receive a cash payment equal to the employee's base annual salary, continued Company-paid employee benefits for one year from the date of the change of control or until the date that the employee becomes covered under another employer's benefit plans, and full vesting of unvested stock options. In the event that the employee's employment is terminated for any reason either prior to the occurrence of a change of control or after the 12-month period following a change of control, then the employee is entitled only to receive severance and other benefits under established Company severance and benefits plans and practices or pursuant to other agreements with the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with, except that Remo E. Canessa and Robert J. Sturgeon each filed one late report and Brian J. Clark filed two late reports. The late reports of Messrs. Canessa and Clark related to initial statements of beneficial ownership and, with respect to Mr. Clark only, two transactions thereafter. Mr Sturgeon's late report related to two transactions.

Compensation Committee Interlocks and Insider Participation

     No   interlocking  relationship  exists  between  the  Company's  Board  of
Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Compensation Committee Report

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee, Messrs. Edward Gelbach and Gordon Campbell, are non-employee directors. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board (which did not modify or reject any Compensation Committee decisions during 1998).

                         COMPENSATION COMMITTEE REPORT


     Compensation Philosophy and Relationship of Performance. This report reflects the Compensation Committee's executive officer compensation philosophy for the year ended December 31, 1998 as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. With regard to compensation actions affecting the Chief Executive Officer, all of the non-employee members of the Board of Directors acted as the approving body.

     The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by aligning the financial interests of the key executives with those of shareholders.

     The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance incentives, benefits (including a car allowance for certain of the Named Executive Officers), and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation components consist generally of equal or lower base salaries than those of companies within the industry combined with incentive plans based on the Company's financial performance that can result in total compensation generally in line with those at comparable companies. Long-term incentives are tied to stock performance through the use of stock options. The Compensation Committee's position is that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the shareholders.

     Executive compensation for fiscal 1998 primarily consisted of base salary and performance incentives paid in the form of cash for such period.

     Annual Incentive Arrangements. The Company has adopted a Management Incentive Program (the "Program") under the Stock Plan which provides annual incentive compensation in the form of stock options to key employees, including the Named Executive Officers, who by the nature of their positions are deemed sufficiently accountable to impact directly the financial results of the Company. The Program is approved by the Compensation Committee, whose members are not eligible to participate in the Program.

     Options granted under the Program typically have a term of ten (10) years and vest as to 10% of the shares each year from the date of grant. If, however, the optionee's division meets annual plan goals established by the Board of Directors for such year, which goals are similar to the performance goals established for annual cash incentive compensation discussed below, then 25% of the shares subject to the option shall vest in each such year.

     In addition to stock options granted under the Program, the Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus amount for each executive officer expressed as a percentage of the executive's base salary. Performance goals for purposes of determining annual incentive compensation are established, which include net earnings and other strategic and financial measurements. Generally, the target level of net earnings and return on sales percentages is assigned a significantly greater weight than the aggregate weight assigned to all remaining factors. Senior management, including the Named Executive Officers, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets. The target incentive compensation levels established by the Compensation Committee for 1998 expressed as a percentage of base salary for Messrs. Roussey, Mabry and Jaffe were approximately 44%.

     The performance goals established at the beginning of 1998 were based on several strategic and financial measurements including a target level of net earnings and a return on sales percentages goal and attainment of certain other objectives. The earnings goals were assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. Based on the evaluation of the above criteria, the Compensation Committee awarded incentive payments for 1998 at approximately 35% of base salary for each Named Executive Officer.

     Stock Options. The Compensation Committee of the Board of Directors generally determines stock option grants to eligible employees including the Named Executive Officers. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with shareholder value. The Stock Plan is more fully described in "1993 Director Option Plan" and "1998 Stock Plan". Stock options have been granted to 100% of the Company's management and key employees.

     Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which all employees, including the Named Executive Officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the Company's Personal Investment Plan (the "401(k) Plan"), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code, participants, including the Named Executive Officers, can contribute a percentage of their annual compensation. Although the 401(k) Plan allows for the Company to make matching contributions, the Company did not make a matching contribution for participants in 1998. The Company also has adopted the Stock Purchase Plan under Section 423 of the Code, pursuant to which participating employees can purchase the Company's stock at a discount through payroll deductions.

     Mr. Bell's 1998 Compensation. Compensation for the Chief Executive Officer aligns with the philosophies and practices discussed above for executive officers in general. All compensation determinations and stock option grants to the Chief Executive Officer are reviewed by the Compensation Committee with the Board of Directors. Mr. Bell is not eligible to participate in the Employee
Stock  Purchase  Plan.  At  the  beginning of each fiscal year, the Compensation
Committee sets a target bonus amount for the Chief Executive Officer. The target incentive compensation level established for Mr. Bell for 1998, expressed as a percentage of his base salary, was 75%. For 1998, the Chief Executive Officer's performance goals were established based on strategic and financial measurements, including a target level of net earnings. The target level of net earnings was assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. In evaluating Mr. Bell's performance for the purpose of determining his incentive compensation for such period, the Compensation Committee considered his leadership and the Company's performance against its financial and strategic objectives. Based on the evaluation, the Compensation Committee decided that Mr. Bell's performance partially met the goals established for him for the fiscal year, and awarded Mr. Bell an incentive payment of 60% of his salary. In December 1996, the Company entered into an Employment Agreement with Mr. Bell, which reflects the Company's desire to retain and motivate him with performance-based and long-term incentives. For specific data regarding Mr. Bell's 1998 compensation, see "Executive Compensation--Summary Compensation Table."



                                          COMPENSATION COMMITTEE



                                          Gordon A. Campbell
                                          Edward L. Gelbach

                            EXECUTIVE COMPENSATION


                           Summary Compensation Table


     The following table sets forth the compensation paid during the three fiscal years ended December 31, 1998, 1997 and 1996 to the Company's Chief
Executive Officer and the four other most highly compensated executive officers for the fiscal year 1998.


                                                                                                Long-Term
                                                                                              Compensation
                                                                                            -----------------
                                                                                                 Awards
                                                                                            -----------------
                                                                                               Securities
                                     Fiscal                Other Annual      Underlying         All Other
    Name and Principal Position       Year    Salary ($)    Bonus ($)     Compensation ($)     Options (#)     Compensation ($)
----------------------------------- -------- ------------ -------------- ------------------ ----------------- ------------------
W. Donald Bell                        1998     $ 389,423    $ 226,259       $  3,600(1)       $     --          $   48,600(3)
President, Chief Executive            1997       375,000       59,333          3,600(1)          40,000             51,069(3)
Officer and Chairman of the Board     1996       367,692      238,480          3,600(1)          50,000(2)          50,581(3)

Philip M. Roussey                     1998     $ 207,693    $ 110,294       $  3,600(1)       $     --          $   10,388
Senior Vice President of              1997       200,000       52,179          3,600(1)          20,000                --
Computer Products Marketing           1996       185,462       80,119          3,600(1)          30,000(2)             --

Ronald H. Mabry(4)                    1998     $ 197,308    $  56,806       $  3,600(1)       $     --          $      --
Senior Vice President of              1997       187,880       49,569          3,600(1)          10,000                --
Component Marketing                   1996        29,423       21,720            783(1)          60,000                --

Bruce M. Jaffe(5)                     1998     $ 311,538    $  80,448       $  3,600(1)       $     --          $      --
Senior Vice President of              1997       119,240       46,591          1,691(1)          80,000            103,683(7)
Finance and Secretary                 1996           --           --             --                 --                 --

Brian J. Clark(6)                     1998     $ 205,311    $  72,931       $  3,600(1)       $  10,000         $      --
Senior Vice President of              1998        50,538        6,818          1,200(1)          70,000                --
Industrial Sales                      1996           --           --             --                 --                 --

------------
(1) Represents a car allowance paid by the Company.

(2) Includes options to purchase 50,000 shares and 30,000 shares reissued to Messrs. Bell and Roussey, respectively, in connection with the option repricing on February 7, 1996.

(3) Consists of premiums paid by the Company on a term life insurance policy (face amount of $1.0 million in 1998), the proceeds of which are payable to the Company and to designated beneficiaries of Mr. Bell.

(4) Mr. Mabry joined the Company in October 1996.

(5) Mr. Jaffe joined the Company in July 1997.

(6) Mr. Clark joined the Company in September 1997.

(7) Represents relocation expenses paid by the Company.

                       Option Grants In Last Fiscal Year

     The following table provides information with respect to option grants in fiscal year 1998 to the Named Executive Officers.



                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                           Percent of                                         Annual Rates of
                           Number of      Total Options                                       of Stock Price
                           Securities      Granted to                                          Appreciation
                           Underlying      Employees in     Exercise or                     for Option Term(1)
                            Options          Fiscal          Base Price     Expiration     --------------------
          Name            Granted (#)       Year (%)         ($/Share)         Date          5%         10%
------------------------- -------------   ---------------   -------------   ------------   --------   ---------
W. Donald Bell  .........       --               --              --               --           --          --
Philip M. Roussey  ......       --               --              --               --           --          --
Ronald H. Mabry .........       --               --              --               --           --          --
Bruce Jaffe  ............       --               --              --               --           --          --
Brian J. Clark  .........    10,000             1.0%            7.50          2/12/08       47,167     119,530

------------
(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant through the full 10-year option term, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common
    Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.


              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year End Option Values

     The following table provides information with respect to option exercises in fiscal year 1998 by the Named Executive Officers. The value of unexercised in-the-money options have been based on the market value of the Company's stock of $9.25 on December 31, 1998.


                                                                                                   Value of Unexercised
                                                              Total Number of Unexercised         In-the-Money Option at
                             Shares                           Options at Fiscal Year End            Fiscal Year End(1)
                           Acquired on        Value         -------------------------------   -------------------------------
          Name            Exercise (#)     Realized ($)     Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------- --------------   --------------   -------------   ---------------   -------------   ---------------
W. Donald Bell  .........      --               --            20,000           70,000           $ 27,500         $110,000
Philip M. Roussey  ......      --               --            26,000           44,000             42,750           74,750
Ronald H. Mabry .........      --               --            25,000           45,000             33,000           49,500
Bruce Jaffe  ............      --               --            14,000           66,000              1,750            8,250
Brian J. Clark  .........      --               --            14,500           65,500                --            17,500

------------
(1) Based on a market value of the underlying securities of $9.25 at December 31, 1998.

                               PERFORMANCE GRAPH


     The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, of the Company's Common Stock from December 31, 1993 through December 31, 1998 for Bell Microproducts Inc., the S&P 500 Composite Index (the "S&P 500") and the Pacific Stock Exchange Technology Index (the "PSE High Tech Index"). The graph assumes that $100 was invested in the Company's Common Stock on December 31, 1993 and in the S&P 500 and the PSE High Tech Index at the closing price on such date. Note that historic stock price performance is not necessarily indicative of future stock price performance. The Company's stock price on December 31, 1998 was $9.25.



                               [GRAPHIC OMITTED]


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

--------------------------------------------------------------------------------------------------------------
 Total Return Analysis
                              12/31/93      12/31/94      12/30/95      12/29/96      12/31/97      12/31/98
--------------------------------------------------------------------------------------------------------------
 Bell Microproducts. Inc.    $     100     $     141     $      95     $     116     $     103     $     121
--------------------------------------------------------------------------------------------------------------
 PSE Hi-Tech Index           $     100     $     121     $     178     $     214     $     256     $     396
--------------------------------------------------------------------------------------------------------------
 S&P 500                     $     100     $      98     $     132     $     159     $     208     $     264
--------------------------------------------------------------------------------------------------------------

                                 OTHER MATTERS


     The Company's Annual Report to Shareholders for fiscal year 1998 is being mailed with this proxy statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected financial data and management's discussion and analysis of financial condition, results of operations and certain information about the Company's executive officers.


     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.



                                          BY ORDER OF
                                          THE BOARD OF DIRECTORS


                                          /s/ Remo E. Canessa


                                          Remo E. Canessa
                                          Chief Financial Officer



San Jose, California
April 15, 1999

                                                                      APPENDIX A

--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        -------------------------------

PROXY                       BELL MICROPRODUCTS INC.                        PROXY

                 PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                                  May 13, 1999


     The undersigned shareholder of Bell Microproducts Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 1999 Annual Meeting of Shareholders of the Company to be held on Thursday, May 13, 1999 at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California, and hereby revokes all previous proxies and appoints W. Donald Bell and Bruce M. Jaffe, or either of them, will full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

   TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND
             DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

                (Continued, and to be signed on the other side)

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

                                                                     Please mark
                                                               [X]    your votes
                                                                         as this


                                       WITHHOLD
                                 FOR   FOR ALL
1. ELECTION OF DIRECTORS:        [ ]     [ ]
   Nominees: W. Donald Bell,
   Gordon A. Campbell,
   Glenn E. Penisten, Edward L. Gelbach, James E. Ousley and Eugene B. Chaiken

   INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


     ---------------------------


2. Proposal   to  ratify  the   appointment   of          FOR   AGAINST  ABSTAIN
   PricewaterhouseCoopers   LLP  as  independent          [ ]     [ ]      [ ]
   auditors for  the   Company  for  the  fiscal
   year ending December 31, 1999.

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

I PLAN TO ATTEND THE MEETING                              [ ]

                              THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Signature(s)_______________________________________________ Dated _______, 1999

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

                            - FOLD AND DETACH HERE -